UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G
  			       (Amendment No. 2)


                   Under the Securities Exchange Act of 1934



			          HARMONIC INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


				  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


				    413160102
                                 (CUSIP Number)


			       December 31, 2017
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   413160102				13G
            ---------------------

1.   NAME OF REPORTING PERSONS

     RGM Capital, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,767,037

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,767,037

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,767,037

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.07%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

--------------------------------------------------------------------------------

CUSIP No.   413160102				13G
            ---------------------

1.   NAME OF REPORTING PERSONS

     Robert G. Moses

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     5,767,037

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     5,767,037

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,767,037

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.07%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC, IN

--------------------------------------------------------------------------------

       This Amendment No. 2 to Schedule 13G (this "Amendment No. 2") amends the
Schedule 13G previously filed by the Reporting Persons on February 14, 2017 (the "Prior Schedule 13G" and, as amended and restated by this Amendment No. 2, this "Schedule 13G"). Capitalized terms used without definition in this Amendment
No. 2 have the meanings ascribed thereto in the Prior Schedule 13G.

Item 2.

Rider A

Item 2 of the Prior Schedule 13G is hereby amended and restated in its entirety as follows:

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

	This statement relates to the shares of Common Stock of HARMONIC INC. The CUSIP Number of such Common Stock is 413160102.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

	This statement is filed by: (i) RGM Capital, LLC ("RGM Capital"), a Delaware limited liability company that serves as the general partner of, and exercises investment discretion over the accounts of, a number of investment vehicles; and (ii) Robert G. Moses ("Moses"), a United States citizen who is the managing member of RGM Capital. RGM Capital and Moses are referred to herein together as the "Reporting Persons". The address of the principal business office of the Reporting Persons is 9010 Strada Stell Court, Suite 105, Naples, FL 34109.

Item 4.  Ownership.

       Item 4 of the Prior Schedule 13G is hereby amended and restated in its entirety as follows:

       The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Robert G. Moses is the managing member of RGM Capital, LLC, a Delaware limited liability company that serves as the general partner of and exercises investment discretion over the accounts of, a number of investment vehicles. None of those investment vehicles has beneficial ownership of 5% or more of any class of the Common Stock.

Item 10.  Certification.

Item 10 of the Prior Schedule 13G is hereby restated in its entirety as follows:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						   February 14, 2018
                                        -------------------------------------
                                                        (Date)


					RGM CAPITAL, LLC*

					By:  /s/ Robert G. Moses
					---------------------------
   					Name: Robert G. Moses
					Title: Managing Member


					Robert G. Moses*

					By:  /s/ Robert G. Moses
					---------------------------



* The Reporting Persons disclaim beneficial ownership of the shares reported herein except to the extent of their pecuniary interest.



EXHIBIT INDEX


Exhibit B	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)



EXHIBIT B: Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

       The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.



						 February 14, 2018
                                        -------------------------------------
                                                        (Date)


					RGM CAPITAL, LLC

					By:  /s/ Robert G. Moses
					---------------------------
					Name: Robert G. Moses
					Title: Managing Member

					Robert G. Moses

					By:  /s/ Robert G. Moses
					---------------------------